SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                        DOBSON COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                      Class A Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    256069105
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          OZ Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    5,060,339
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    5,060,339
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          5,060,339
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          00/IA
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 3 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          OZF Management, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,951
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,951
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,951
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 4 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          OZ Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,054,120
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,054,120
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,054,120
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 5 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          OZF Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,951
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,951
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,951
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 6 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Daniel S. Och
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    5,060,339
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,951
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    5,060,339
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,951
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          5,961,290
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.97%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 7 OF 14

CUSIP No. 256069105
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Stephen C. Friedheim
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,951
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,951
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,951
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 8 OF 14

ITEM 1(a).  NAME OF ISSUER:
             DOBSON COMMUNICATIONS CORPORATION

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             14201 Wireless Way, Oklahoma City, Oklahoma 73134

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) OZ Management, L.L.C. ("OZ"), a Delaware limited liability company, with respect to the Shares held by certain investment funds and discretionary accounts managed by OZ.

         (ii) OZF Management, L.P. ("OZF"), a Delaware limited partnership, with respect to the Shares held by certain investment funds managed by OZF (together with the discretionary accounts and investment funds managed by OZ, the "Accounts").

        (iii) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands company, with respect to the Shares owned by it.

         (iv) OZF Management, L.L.C. (the "General Partner"), a Delaware limited liability company which is the general partner of OZF, with respect to the Shares held by the Accounts managed by OZF.

          (v) Daniel S. Och, who is the Senior Managing Member of OZ and a Managing Member of the General Partner, with respect to the Shares held by the Accounts.

         (vi) Stephen C. Friedheim, who is a Managing Member of the General Partner, with respect to the Shares held by the Accounts managed by OZF.

          The citizenship of each of OZ, OZF, OZMD and the General Partner is set forth above. Each of Daniel S. Och and Stephen C. Friedheim is a United States citizen.

          The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands, B.W.I. The address of the principal business office of each of the Reporting Persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019.

Schedule 13G/A                                                   PAGE 9 OF 14

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Class A Common Stock, $.001 par value

ITEM 2(e).  CUSIP NUMBER:      256069105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                    see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G/A                                                  PAGE 10 OF 14

ITEM 4.   OWNERSHIP.

           OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for OZMD. Mr. Daniel S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

           OZF serves as principal investment manager to a number of investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel S. Och and Mr. Stephen C. Friedheim are Managing Members of the General Partner. As such, they may be deemed to control such entity and therefore be the beneficial owners of the Shares in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.  OZ
             (a) Amount beneficially owned: 5,060,339
             (b) Percent of class: 4.2%
                 (All percentages herein are based on 119,997,000 shares of Class A Common Stock reported to be outstanding as of November 3, 2003, as reflected in the Company's Form 10-Q for the quarter ended September 30, 2003 filed with Securities and Exchange Commission on November 14, 2003.)
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     5,060,339
                (ii) shared power to vote or to direct the vote
                     0
               (iii) sole power to dispose or to direct the disposition of
                     5,060,339
                (iv) shared power to dispose or to direct the disposition of
                     0

         B.  OZF
             (a) Amount beneficially owned: 900,951
             (b) Percent of class: 0.8%
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     0
                (ii) shared power to vote or to direct the vote
                     900,951
               (iii) sole power to dispose or to direct the disposition of
                     0
                (iv) shared power to dispose or to direct the disposition of
                     900,951

Schedule 13G/A                                                  PAGE 11 OF 14

         C.  OZMD
             (a) Amount beneficially owned: 1,054,120
             (b) Percent of class: 0.9%
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     1,054,120
                (ii) shared power to vote or to direct the vote
                     0
               (iii) sole power to dispose or to direct the disposition of
                     1,054,120
                (iv) shared power to dispose or to direct the disposition of
                     0

         D.  The General Partner
             (a) Amount beneficially owned: 900,951
             (b) Percent of class: 0.8%
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     0
                (ii) shared power to vote or to direct the vote
                     900,951
               (iii) sole power to dispose or to direct the disposition of
                     0
                (iv) shared power to dispose or to direct the disposition of
                     900,951

         E.  Daniel S. Och
             (a) Amount beneficially owned: 5,961,290
             (b) Percent of class: 4.97%
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     5,060,339
                (ii) shared power to vote or to direct the vote
                     900,951
               (iii) sole power to dispose or to direct the disposition
                     5,060,339
                (iv) shared power to dispose or to direct the disposition of
                     900,951

         F.  Stephen C. Friedheim
             (a) Amount beneficially owned: 900,951
             (b) Percent of class: 0.8%
             (c) Number of shares as to which such person has:
                 (i) sole power to vote or to direct the vote
                     0
                (ii) shared power to vote or to direct the vote
                     900,951
               (iii) sole power to dispose or to direct the disposition of
                     0
                (iv) shared power to dispose or to direct the disposition of
                     900,951

Schedule 13G/A                                                  PAGE 12 OF 14


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                  PAGE 13 OF 14


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 16, 2004           /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Daniel S. Och
                                    Managing Member


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MASTER FUND, LTD.
                                    By Daniel S. Och
                                    Authorized Person


                                    /s/ Stephen C. Friedheim
                                    -----------------------------------
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Stephen C. Friedheim
                                    Managing Member


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Daniel S. Och


                                    /s/ Stephen C. Friedheim
                                    -----------------------------------
                                    Stephen C. Friedheim

Schedule 13G/A                                                  PAGE 14 OF 14
CUSIP No. 256069105

                                    EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 16, 2004           /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Daniel S. Och
                                    Managing Member

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MASTER FUND, LTD.
                                    By Daniel S. Och
                                    Authorized Person

                                    /s/ Stephen C. Friedheim
                                    -----------------------------------
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Stephen C. Friedheim
                                    Managing Member

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Daniel S. Och

                                    /s/ Stephen C. Friedheim
                                    -----------------------------------
                                    Stephen C. Friedheim